Exhibit 99.1

Contact:

Phillip K. Willett

President & Chief Executive Officer

PSB FINANCIAL, INC. ANNOUNCES RESULTS OF STOCK OFFERING AND EXPECTED CLOSING DATE OF CONVERSION

Deer Lodge, MT: May 19, 2026 – PSB Financial Inc, (the “Company”), the proposed holding company for Pioneer State Bank, successor to Pioneer Federal Savings and Loan Association, announced that the subscription offering, which expired on April 21, 2026, was oversubscribed in the first category of its common stock subscription offering by eligible account holders as of the close of business on June 30, 2024. The Company expects to sell 1,719,250 shares of common stock (the adjusted maximum of the offering range) at a price of $10.00 per share, which includes 137,540 shares to be sold to the Pioneer State Bank Employee Stock Ownership Plan.

Valid stock orders from depositors having first priority will be filled in accordance with the allocation procedures described in the Company’s prospectus dated March 16, 2026 and set forth in the Plan of Conversion. No other orders placed in the Subscription offering will be filled, and unfilled subscribers will have their funds returned, with interest, promptly upon the closing of the conversion.

Closing is expected to occur on May 21, 2026. The Company’s common stock is expected to be quoted on the OTCQB Market operated by OTC Market Group under a symbol to be determined, commencing on May 22, 2026.

Eligible subscribers may confirm their subscription and allocations online at https://allocations.kbw.com. Purchasers may also confirm their stock orders by contacting the Stock Information Center at 1-877-821-5775. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 3:00 p.m. Mountain time, excluding bank holidays.

Continental Stock Transfer & Trust Company, the Company’s transfer agent, expects to mail Direct Registration System (DRS) Book-Entry statements for the shares of common stock purchased in the Subscription Offering, as well as refund and interest checks, on or about May 21, 2026.

Keefe Bruyette & Woods, Inc., a Stifel Company, acted as selling agent in the Subscription Offering and served as financial advisor to the Company and the bank in connection with the conversion. Godfrey & Kahn, S.C. is serving as legal counsel to the Company and the bank. Nutter McClennon & Fish LLP is serving as counsel to Keefe Bruyette & Woods, Inc., a Stifel Company.

About Pioneer Federal Savings and Loan Association

Pioneer Federal Savings and Loan Association is a state chartered, mutual savings and loan association that conducts business from their main office in Deer Lodge, Montana and a branch office in Dillon, Montana. At March 31, 2026, the Association had assets of $122.3 million and deposits of $94.7 million.

Special Note Regarding the Common Stock

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Company’s prospectus dated March 16, 2026 when accompanied by a stock order form. The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agent.

Forward-Looking Statements

This press release may contact forward-looking statements about the conversion and stock offering which may be identified by the use of the words such as “estimate”, “project”, “believe”, “intend”, “anticipate”, “assume”, “plan”, “seek”, “expect”, “may”, “should”, “indicate”, “would”, “believe”, “contemplate”, “continue”, “ target”, and words of similar meaning.

Forward-looking statements are inherently subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from the anticipated results, include but are not limited to, that risk that the stock offering and conversion may not be timely completed, if at all, that required regulatory approvals are not timely received, if at all, or that other customary closing conditions are not satisfied in a timely manner, if at all.